Exhibit 10.9

Revised Offer Letter

June 26, 2018

Brendan Teehan

2690 Kelly Knoll Lane

Newbury Park, CA 91320

Dear Brendan:

We are delighted to offer to you the position of Vice President, Insights, Analytics, and Commercial Operations with ACADIA Pharmaceuticals Inc. (the “Company” or “ACADIA”). The start date for your employment with ACADIA will be Monday, July 16, 2018 or other date mutually agreed to by you and your supervisor, Michael Yang. As discussed with you, per Company policy, this offer is subject to satisfactory completion of a background investigation. The following summarizes the terms of our offer:

1.
Base Salary. Your semi-monthly salary will be $12,708.34 ($305,000.16 annualized). As an employee of ACADIA, you will be expected to abide by the Company’s rules and regulations and to devote all of your business time, skill, attention and best efforts to ACADIA business to fulfill the responsibilities assigned to you. Your position is full time and is exempt under the FLSA provision for overtime.

1.
Performance Bonus. You will be eligible to receive a discretionary annual performance bonus (“Annual Bonus”) currently targeted at 30% of your annual base salary but which will be granted in the sole discretion of the Board based upon its evaluation of the Company’s and your achievement of such specific performance goals as established by the Board. Your Annual Bonus for 2018, if any, will be pro-rated based on your time at the Company in 2018. You must be an employee of the Company on the date upon which any annual bonus is paid to be eligible for such bonus.

2.
Stock Options.
(a)
Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option (the “Option”) to purchase 70,000 shares of the Company’s Common Stock (the “Shares”) at an exercise price equal to the fair market value of the common stock on the date of grant, as determined in accordance with the terms of the Company’s 2010 Equity Incentive Plan (the “Plan”). All option grants must be approved by the Board of Directors.
(b)
Vesting. The Option will vest over four (4) years, with twenty-five percent (25%) of the Shares vesting on the first anniversary of the date of grant and 1/48th of the Shares vesting monthly thereafter on the monthly anniversary of the date of grant, provided that you remain employed by the Company through each vesting installment date.
3.
Severance Benefits. You will be entitled to participate in our Management Severance Benefit Plan (“Severance Plan”) and Change in Control Severance Benefit Plan (“CIC Severance Plan”). A copy of each of these plans is available to you on request and each is also on file with the SEC. The following summaries of these plans is qualified in its entirety by the actual terms of the Severance Plan or CIC Severance Plan, as applicable.

A. Severance Plan. In the event of a qualifying termination of employment and subject to the terms of the Severance Plan, you would receive severance including a lump sum severance payment equal to 50% of the sum of your annual base salary and target bonus and continuation of the group healthcare benefits you were receiving at the time of your termination (subject to the terms of the Company’s benefit plans) for a six month period.

B. Change in Control Severance Plan. In the event of a qualifying termination of employment, up to one month prior to or within 18 months following certain change in control events, you would be entitled to certain severance payments and benefits as outlined in the CIC Severance Plan. The amount of payments and the type of benefits provided under the Severance Plan include cash severance payments based on base salary and bonus, accelerated vesting of equity awards, and payment for continued coverage under group health plans. These benefits include a lump sum severance payment equal to 50% of the sum of your annual base salary and target bonus and continuation of the group healthcare benefits you were receiving at the time of your termination (subject to the terms of the Company’s benefit plans) for a six month period and would supersede the severance benefits under the Severance Plan.

4.
Relocation Expenses. The Company will provide you, through our third party vendor, assistance with temporary housing, the movement of your household goods and 2 cars to San Diego, CA, and other relocation services, in accordance with ACADIA’s relocation allowance guidelines. Your complete relocation assistance program is outlined in the attached Summary of Relocation Assistance. This program will expire 1 year following your employment start date. If you leave the Company for any reason other than a reduction in force, or related lay-off within 2 years of your date of hire, you agree to reimburse the Company the total relocation costs paid by the Company, on a prorated basis, and that you are liable for such repayment amount. You agree that such repayment will be due and payable within 30 days of your termination date.

5.
Benefits. You will be eligible to participate in the Company’s standard benefit plans, which include medical, dental, vision, life, accidental death and dismemberment, and short and long-term disability insurance coverage. You will also be able to utilize a flexible spending arrangement that allows employees the opportunity to pay for certain dependent care and health care related costs with pretax dollars. Note that these plans for new employees are effective as of the 1st of the month following the employment start date and enrollment. Your eligibility and participation in these plans, is, of course, subject to the terms of the plans themselves.

6.
Vacation and Holidays. You will also receive 20 vacation days each year, accrued monthly and paid holidays in accordance with the Company’s annual holiday schedule.

7.
401(k). You will have the opportunity to participate in the Company’s 401(k) plan. This plan currently provides for the Company to match, on a dollar for dollar basis, the employee contributions to the plan up to 5% of the employee’s compensation, subject to limitations imposed by the Internal Revenue Service. The Company match is subject to change at the discretion of the Board of Directors. The plan provides for enrollment on the first day of each quarter.

8.
Employee Stock Purchase Plan. You will have the opportunity to enroll in the Company’s Employee Stock Purchase Plan (ESPP), which provides for the purchase of shares of ACADIA common stock through payroll deductions. The ESPP currently provides for twice-annual purchases at a discount of at least 15% to the market price, subject to certain limitations.
9.
Inventions and Non-Disclosure. You will be required to sign the Inventions and Non-Disclosure Agreement, attached to this letter, as a condition of your employment.
10.
Restrictive Covenants, Trade Secrets and Confidential Information from Current or Prior Employers. You agree that you will not bring or use any confidential information or trade secrets from current or former employers during your employment with the Company. You have notified the Company of any and all non-compete, non-solicitation, confidentiality or other agreements with your current or former employers that could impact your employment with the Company and, prior to your start date, you will provide the Company with copies of such agreements. You also agree that you have reviewed the duties and responsibilities of your new position and that no contractual or other restrictions will prevent you from performing those duties.
11.
Authorization to Work. Federal law requires that you provide the Company with the legally required proof of your identity and authorization to work in the United States. We will furnish you with a list of acceptable documents. This documentation must be provided within three (3) business days of the date your employment begins, or our employment relationship with you may be terminated.
12.
At-Will; Entire Agreement. Your employment is at-will and for no specified period, and either you or ACADIA may terminate this employment relationship at anytime and for any reason. At all times during your employment, you will be subject to the direction and policies from time to time established by Senior Management and the Company’s Board of Directors. The agreement in this letter sets forth our entire understanding regarding your employment and supersedes any other negotiations, written or oral.

We look forward to your joining ACADIA Pharmaceuticals Inc. and believe that it will be a mutually beneficial experience. If you have any questions, please contact me at (858)320-8679. This offer, if not accepted, will expire on Wednesday, June 27, 2018.

Please indicate your agreement with the above terms by signing below and returning to my attention.

Sincerely,

/s/Sheri Mayer

Sheri Mayer

Director, Human Resources Business Partner

Accepted and agreed:

/s/Brendan Teehan June 26, 2018

Brendan Teehan Date